Exhibit 99.1

Contacts:

Caraco Pharmaceutical – Jitendra Doshi - P: (313) 556-4104

Caraco Pharmaceutical – Thomas Versosky - P: (313) 556-4150

Caraco Pharmaceutical Laboratories, Ltd. Announces Change to Executive Team as G. P. Singh to Assume Position of CEO Effective November 1, 2010 and Update on Remediation Status

DETROIT, October 8, 2010 -- Caraco Pharmaceutical Laboratories, Ltd. (NYSE Amex: CPD) announced today that G. P. Singh Sachdeva will assume the position of Chief Executive Officer following the resignation of Jitendra N. Doshi as interim Chief Executive Officer and as a Director, effective November 1, 2010, due to personal and health-related reasons.

The Company wishes to thank Mr. Doshi for his many contributions during his years of service to the Company, including his recent efforts in achieving significant progress with respect to our remediation activities.  During the next few weeks, Mr. Doshi will assist the Company in effecting a smooth transition.

Mr. Singh, 42, has served as the Company’s Chief Operating Officer since July 2010. He also served as Senior Vice President – Business Strategies of the Company from July 2007 to July 2010, as well as Vice President – Sales and Marketing from September 2003 to July 2007, and National Sales and Marketing Manager from September 2000 to September 2003. Mr. Singh has played a prominent and significant role in the Company’s success since joining the Caraco team in 2000.  He will continue to be assisted by our talented team in working towards completion of our remediation efforts and resumption of operations.

After the Company’s Annual Meeting of Shareholders, held on September 13, 2010, the Company received several questions from shareholders present which indicated a lack of clarity regarding the status of our remediation activities and the Company’s expected rate of progress under the Consent Decree of Condemnation, Forfeiture and Permanent Injunction (the “Consent Decree”) entered into with the FDA on September 29, 2009, (a complete text of which was previously disclosed to the public). As a result, the Company is providing this update on the remediation status.

Under the terms of the Consent Decree, before resuming the manufacture of any product in the Company’s manufacturing facility in Detroit, a number of significant steps and processes are required to be completed, and certifications and approvals from both outside experts and the FDA are to be obtained. The Company has made significant progress toward completion of this endeavor for its first set of two products, and currently believes, as previously disclosed, that it will commence manufacture of these first two products by the end of Fiscal 2011.

A second set of two or three products is planned for manufacture during the third quarter of Fiscal 2012.  Accordingly, by the end of Fiscal 2012, the Company expects to be manufacturing and distributing four or five products with a total minimal annualized sales volume.  The Company will be required to augment this minimal volume of sales by the sale of Caraco owned products manufactured at third party sites and sales of distributed products.

All of the Company’s prior approved products, together with the new products pending approval from the FDA, will be subject to these same processes, certification and approvals as set forth in the Consent Decree.  The Company believes that, even assuming a smooth remediation process, it will take significant time before the Company reaches its previous levels of manufacturing in its Detroit facility.

Detroit-based Caraco Pharmaceutical Laboratories, Ltd., develops, manufactures, markets and distributes generic and private-label pharmaceuticals to the nation's largest wholesalers, distributors, drugstore chains and managed care providers.

Safe Harbor: This news release contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Without limitation, the words “believe” or “expect” and similar expressions are intended to identify forward-looking statements. Such statements are based on management's current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are contained in the Corporation's filings with the Securities and Exchange Commission, including Part I, Item 1A of our most recent Form 10-K, and include but are not limited to: (i) that the information is of a preliminary nature and may be subject to further adjustment; (ii) not obtaining FDA approval for new products or delays in receiving FDA approvals; (iii) governmental restrictions on the sale of certain products; (iv) dependence on key personnel; (v) development by competitors of new or superior products or cheaper products or new technology for the production of products or the entry into the market of new competitors; (vi) market and customer acceptance and demand for new pharmaceutical products; (vii) availability of raw materials in a timely manner, at competitive prices, and in required quantities; (viii) timing and success of product development and launch; (ix) integrity and reliability of the Company’s data; (x) lack of success in attaining full compliance with regard to regulatory and cGMP compliance; (xi) dependence on limited customer base; (xii) occasional credits to certain customers reflecting price reductions on products previously sold to them and still available as shelf-stock; (xiii) possibility of an incorrect estimate of charge-backs and the impact of such an incorrect estimate on net sales, gross profit and net income; (xiv) dependence on few products generating majority of sales; (xv) product liability claims for which the Company may be inadequately insured; (xvi) subjectivity in judgment of management in applying certain significant accounting policies derived based on historical experience, terms of contracts, our observations of trends of industry, information received from our customers and other sources, to estimate revenues, accounts receivable allowances including chargebacks, rebates, income taxes, values of assets and inventories; (xvii) litigation involving claims of patent infringement; (xviii)  material litigation from product recalls, (xix) the purported class action lawsuits alleging federal securities laws violations, (xx) delays in returning the Company’s products to market, including loss of market share, and (xxi) other risks identified in this report and identified from time to time in our  periodic reports and registration statements filed with the Securities and Exchange Commission. These forward-looking statements represent our judgment as of the date of this report. We disclaim, however, any intent or obligation to update our forward-looking statements.